EMPLOYMENT AGREEMENT

This AGREEMENT, made as of the 22nd day of March 2011, by and between iSafe Imaging, LP, a Texas limited partnership with its principal office at 11500 Northwest Freeway, Suite 600, Houston, TX 77092 (the “Company”), and Joseph W. Tischner, an individual residing at 12218 West Colony Shore Dr., Cypress, TX 77433 (“Employee”).

 WHEREAS, the Company is engaged in the business of document management and imaging (“the Business”); and

WHEREAS, the Company and Employee desire to enter into an employment agreement whereby Employee will be employed by the Company in accordance with the terms and conditions stated below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Employment.  The Company agrees to employ Employee, and Employee agrees to be employed by the Company, for the period stated in Section 3 hereof and upon the other terms and conditions herein provided.  The Company is currently a subsidiary of Heartland Bridge Capital, Inc., a Delaware corporation (“Heartland”).  In the event Heartland creates corporate subsidiary to own the Company and the other related iSafe companies, then that subsidiary will become the Company under this Agreement.

2.           Position and Responsibilities.  Employee shall serve in the position of  Chief Executive Officer of the Company.  Employee agrees to perform such services as are consistent with his position as shall from time to time be assigned to him by the Board of Directors of the Company or of an applicable Heartland subsidiary.  Employee further agrees to serve as a Director of the Board of Directors of the Company and/or as a Director of any subsidiaries of the Company without additional compensation, as and if requested by the Company.

3.           Term and Duties.

(a)         Term of Employment.  This Agreement shall become effective and the terms of employment pursuant to this Agreement shall commence on April 1, 2011 (the “Effective Date”), and will continue through December 31, 2012 (such period, the “Initial Term”), unless earlier terminated in accordance with the provisions hereof; provided, however, that the term of this Agreement shall be automatically extended by twelve (12) months (each the “Extended Term”) from the then effective expiration date unless (i) Employee’s employment is earlier terminated as described in this Agreement, or (ii) the Company shall have delivered to Employee written notice of its intent not to renew this Agreement 120 days prior to January 1 in any year, commencing on January 1, 2013, or (iii) Employee and the Company mutually agree to terminate this Agreement.

(b)           Duties.  During the period of his employment hereunder Employee shall serve the Company as its Chief Executive Officer and, except for illnesses and vacation periods, Employee shall devote all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder.  So long as Employee is Chief Executive Officer, he will discharge all duties incidental to such office and such further duties as may be reasonably assigned to him from time to time by  the Company's Board of Directors, it being understood that initially his principal responsibility will be the Company’s i-Safe and eMEDiSAFE businesses.

(c)           Place of Employment.  Employee shall perform his duties hereunder at such location as determined by the Board of Directors, it being agreed that currently such location will be at the Company’s offices in Houston, TX.  Employee shall travel to the Company’s other offices as may be necessary or appropriate for him to perform his duties hereunder.

4.            Compensation and Reimbursement of Expenses.

(a)           Salary.  For all services rendered by Employee as Chief Executive Officer, his employment under this Agreement, the Company shall pay Employee as compensation a minimum salary at the annual rate of $150,000.00.  During the period of this Agreement, Employee’s salary shall be reviewed at least annually, with the first such annual review in December 2011 for the calendar year beginning January 2012.  The salary payable to Employee in any year is referred to herein as the “Base Salary” for such year.

(b)           Equity Compensation.  On the Effective Date, the Company shall grant to Employee options to purchase shares of the Company’s Common Stock as follows:

(i)           Employee Option.  On the close of the first fiscal year after the Effective Date, the Company may grant Employee a “nonstatutory stock option” to purchase up to 100,000 shares of common stock of Heartland Bridge Capital, Inc., at an exercise price equal to the closing bid price of such shares on the date the Agreement is signed.  Fifty percent (50%) of the option to purchase shares shall vest immediately and the remaining fifty percent (50%) shall vest one year later provided that there has not been a termination of Employee’s employment.  The determination with respect to whether or not such grant will be issued, and the amount of such grant, will be based on attainment of performance goals determined by the Board of Directors with respect to each year of this Agreement.

(ii)           Option Terms.  Subject to the above stated vesting, all options shall be granted pursuant to, and shall be subject to, the terms and conditions of the stock option plan, notices of stock option grant and stock option agreement as now in place and from time to time as amended.

(e)           Reimbursement of Expenses.  The Company shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement in accordance with the Company’s expense reimbursement policy; provided Employee timely furnishes to the Company a complete and accurate accounting of such expenses that would satisfy the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the “Code”).

5.            Participation in Benefit Plans.  The payments provided in Sections 4 and 6 hereof are in addition to (a) any benefits Employee is entitled to under any group hospitalization, health, dental care, disability insurance, surety bond, death benefit plan, travel and/or accident insurance, any other allowance and/or executive compensation plan, including, without limitation, capital accumulation and termination pay program, retirement income or pension plan, or other present or future group employee benefit plan or program of the Company for which all other employees of the Company are or shall become generally eligible, and Employee shall be eligible to receive during the period of his employment under this Agreement, all benefits and perquisites for which all other employees of the Company are generally eligible under every such plan or program in accordance with the provisions thereof, and (b) any other benefits specifically authorized by the Board of Directors of the Company (or the Compensation Committee).  Notwithstanding the foregoing, except as specifically provided in Section 4 or 6 hereof (or as provided by the Company as of the Effective Date) Employee shall not be entitled to receive any additional benefits or awards under discretionary plans or programs of the Company unless the Board of Directors of the Company (or the Compensation Committee) determines, in its sole discretion, to provide Employee with such benefits or awards.

6.            Vacation.  Employee shall be eligible for four (4) weeks’ paid vacation for each full calendar year to be taken at such times and for such periods as are consistent with his responsibilities hereunder; provided, however, that Employee shall not take more than two (2) week’s vacation (i.e., fourteen (14) consecutive calendar days) without prior approval of the Board.  Should Employee fail to exhaust his vacation time in any year, he may carry over one (1) week of unused vacation to the next calendar year; provided, however, that vacation not taken in such subsequent year shall be forfeited.  Any unused vacation exceeding the amount eligible to be carried over shall be forfeited.

7.            Benefits Payable Upon Disability or Death.

(a)           Disability Benefits.  In the event of the disability of Employee during the term of this Agreement, the Company shall, prior to Employee’s termination of employment and subject to Sections 9, 10, and 11 hereof, continue to pay Employee his Base Salary and the other benefits provided in Sections 4, 5 and 6 hereof during the period of his disability; provided, however, that Employee’s disability shall be taken into account by the Compensation Committee in determining Employee’s incentive compensation under Section 4 hereof.

The Company may terminate Employee’s employment for “permanent disability” in the event Employee is unable to perform his duties under this Agreement as a result of physical or mental illness or injury for an aggregate of six (6) or more months during any twelve-month period.  If Employee’s employment is terminated as a result of his “permanent disability”, then Employee shall be eligible for the Severance benefits described in Section 8(b).

(b)           Death Benefits.  Employee shall be eligible to participate in the life insurance and death benefit programs offered to all other employees from time to time.  In addition, the Company may, at any time after the execution of this Agreement, maintain as owner, for its own benefit or for the benefit of its lenders or investors, life insurance on Employee in such amount and in such form or forms as the Company may determine.  Employee shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.

8.            Payments to Employee Upon Termination of Employment.  Upon termination of Employee’s employment during the term of this Agreement, Employee (or in the event of his death, his beneficiary, beneficiaries or legal representatives) shall be entitled to no further compensation hereunder other than (i) Employee’s Base Salary through the date of termination, (ii) any benefits accrued and vested under the terms of the Company’s employee benefit plans and programs and (iii) any other payments or benefits specifically provided by this Agreement.

(a)           Event of Termination.  Upon the occurrence of an Event of Termination (as hereinafter defined) during the term of this Agreement, the provisions of this Section 8(a) and Section 8(b) shall apply.  As used in this Agreement, an “Event of Termination” shall mean and include any of the following described in (i) or (ii) below unless described in Section 8(a)(iii) below:

(i)           Termination without Cause:  The termination by the Company of Employee’s full-time employment hereunder on account of Employee’s permanent disability or because of any other reason (including non-renewal of this Agreement pursuant to Section 3(a)) except (A) Termination for Cause pursuant to Section 8(c) below, or (B) as a result of Employee’s death.

(ii)           Resignation for Good Reason:  Employee’s resignation from the Company’s employ, as a result of any of the following:

A.
a material and adverse change by the Company in Employee’s function, duties or responsibilities, without Employee’s written consent, which change would cause Employee’s position with the Company to become one of less responsibility, importance or scope from the position and attributes (excluding changes in title) as described in Section 2 above;

B.
the failure of the Company to pay Employee any amount under this Agreement or under any plan or policy of the Company, which failure continues for a period of fifteen (15) days after written notice to the Company;

C.	The failure of the Employee to be elected as a Director of the Company, if the Company or applicable Heartland subsidiary has a Board of Directors.

D.	A reduction in Employee’s Base Salary;

E.
other than as a result of a change in corporate policy, a material reduction in Employee’s aggregate level of benefits under the Company’s pension, life insurance medical, health and accident, disability, deferred compensation or savings or similar plans that exceeds the reductions for other senior members of management.

Upon the occurrence of any event described in clauses A., B., C., D., or E. above, Employee shall have the right to elect to terminate his employment under this Agreement by resignation, upon not less than sixty (60) days prior written notice given within a reasonable period of time not to exceed three (3) calendar months after the event giving rise to said right to elect.  Upon receipt of such notice, the Company shall have twenty (20) business days from the date of receipt to effect a cure of the event described therein and, upon cure thereof by the Company to the reasonable satisfaction of Employee, such event shall no longer be an Event of Termination under this Agreement.

(iii)          Not an “Event of Termination”.  The termination of Employee’s employment in connection with his death shall not be treated as an Event of Termination under this Section 8(a).

(b)           Severance Upon an Event of Termination.  Upon the occurrence of an Event of Termination under Section 8(a) subject to the provisions of Sections 9, 10 and 11 below, the Company shall, for the greater of (i) a period of twelve (12) months following the date of employment termination or (ii) the period remaining in the Initial Term, pay Employee or, in the event of Employee’s subsequent death, his beneficiary or beneficiaries or his estate, as the case may be, as severance pay and liquidated damages (the “Severance Payments”), the monthly Base Salary paid to Employee at the time of termination of his employment.  The Severance Payments shall commence on the last day of the month in which the Event of Termination occurs; provided, that the first such payment shall be reduced by the amount of any Base Salary received by Employee for the portion of such month prior to the Event of Termination.  Notwithstanding the foregoing, the Company’s obligation to provide Severance Payments hereunder shall be terminated upon employment or the performance of consulting services  by Employee during the period in which Employee is entitled to receive Severance Payments.

(c)           Termination for Cause.  Notwithstanding Sections 8(a) and (b) or any other provision of this Agreement to the contrary, if on or after the date of this Agreement and prior to the end of the Initial Term or Extended Term hereof:

(i)           Employee has been convicted of, or plead guilty or nolo contendere to, any crime or offense constituting a crime involving moral turpitude or a felony under applicable law, including, without limitation, any act of dishonesty such as embezzlement, theft or larceny, or any other misdemeanor or felony involving acts of gross misconduct in the performance of his duties under this Agreement;

(ii)           The Board, by majority vote of the members voting, reasonably determines that Employee has engaged or is engaging in conduct, the consequences of which are materially adverse to the Company monetarily or otherwise.  (If Employee is a member of the Board, he will not participate in such a vote);

(iii)          Employee abuses illegal drugs or other controlled substances or Employee is habitually intoxicated (regardless of whether Employee engages in such abuse or intoxication while performing his duties hereunder), and the Board by majority vote has determined that such conduct has continued after written demand for cessation of such conduct is delivered to Employee by the Board; or

(iv)          Employee willfully or continuously neglects or refuses to perform Employee’s duties or responsibilities or willfully takes actions which directly and materially impair Employee’s ability to perform his duties and responsibilities hereunder which continues after detailed written notice thereof has been given to him;

(v)           Employee materially breaches this Agreement.

(vi)          Employee materially violates Company policy; or

(vii)         Employee causes the Company to violate the terms of the Company’s Certificate of Incorporation;

then the Company shall have the right to terminate Employee’s employment for Cause, upon not less than ten (10) days’ prior written notice of termination which notice shall (i) be given within a reasonable period of time (not to exceed three (3) calendar months after the occurrence of the event giving rise to Cause), and (ii) state the reason for such employment termination (including the provision of Section 8(c) relied upon) and the Company shall have no further obligations hereunder but Employee shall continue to have the obligations provided for in Sections 9, 10, and 11 below.  To the extent a cure is possible, Employee shall have five (5) business days from the date of receipt of the notice of termination to effect a cure of the event described therein.  Upon cure thereof by Employee to the reasonable satisfaction of the Company, such event shall no longer constitute Cause under this Agreement.

9.            Surrender of Documentation Upon Termination.  Employee agrees that he will, upon termination of his employment with the Company for any reason whatsoever, deliver to the Company any and all records, forms, contracts, memoranda, work papers, lists of names or other customer data and any other articles or papers which have come into his possession by reason of his employment with the Company or which he holds for the Company, irrespective of whether or not any of said items were prepared by him, and he shall not retain memoranda or copies of any of said items; provided, however, that Employee may, with prior notice to the Company, retain such items as the Company and Employee agree are in the public domain.

10.           Employee Covenants and Post-Termination Obligations.  All payments and benefits to Employee under this Agreement shall be subject to Employee’s compliance with the following provisions and compliance with Sections 9 and 11.

(a)           Confidential Information.  During the Compliance Period, Employee shall not disclose or reveal to any person any trade secret or other confidential information relating to the Company, its subsidiaries or its affiliates, or to the businesses operated by them or their affairs, including, without limitation, any Proprietary Information (as defined herein), without the Board’s express written consent or except as may be necessary in the ordinary course of performing Employee’s duties as an employee of the Company.  Employee hereby confirms that such confidential information constitutes the exclusive property of the Company.  For purposes of this Section 10(a), the “Compliance Period” shall commence on the Effective Date and continue thereafter.

“Proprietary Information” is information created, discovered or developed or known to the Company or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value to the Company’s business and which is not generally available to the public.  Proprietary Information includes but is not limited to: data, functional specifications, computer programs, know-how, research technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs and customer, supplier and potential acquisition candidate lists.

(b)           Competitive Conduct.  During the Initial Term and the Extended Term and for the two (2) year period following the end of the Initial Term or Extended Term, as applicable, Employee shall not, without the prior written consent of the Company, engage in any activities related to the Business, or otherwise act or conduct himself to the material detriment of the Company, its subsidiaries or affiliates, or in a manner which is inimical or contrary to the interests thereof.  This restriction shall apply whether Employee acts directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, member, officer, director, employee or consultant of any person, firm or entity, in any business within the United States or Canada and in each other market where the Company is either (i) materially engaged in the Business, or (ii) is itself restrained by contract (or where by reason of negotiations with customers and potential customers, Employee can reasonably anticipate that the Company will be so restrained) from engaging in activities that compete with its customers; provided, however, that Employee’s ownership of less than two percent (2%) of the outstanding stock of a publicly traded corporation shall not by itself be deemed to constitute such competition.  Employee shall not (i) divert to any entity which is engaged in any business conducted by the Company or any of its subsidiaries, any customer of the Company or any of its subsidiaries or any project which the Company or any of its subsidiaries are pursuing, developing or attempting to develop as of Employee’s date of termination or (ii) solicit any officer, employee or consultant of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries.  Employee recognizes that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 10(b) are required for the reasonable protection of the Company and its investments.

11.           Intellectual Property Rights.

(a)           Inventions.  Employee agrees to disclose to the Company and sell, transfer and assign to the Company, or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, concepts, know-how, trade secrets, improvements, developments, innovations, and technical advances, whether or not patentable or registrable under copyright or similar laws and whether or not reduced to practice, and other intellectual property which he may solely or jointly conceive or develop or reduce to practice during any period of time in which he is or previously was in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 11(c) below.  Except as provided in Item 1 of Schedule A, all original works of authorship which are made by Employee within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire” and the Company or its designee shall own all rights therein.  Any Invention relating to the Business that is developed or disclosed by Employee within one (1) year following the termination of his employment with the Company shall be deemed to fall within the provisions of this Section 11(a) unless proved to have been first conceived and made following such termination.

(b)           Patent and Copyright Registrations.  Employee shall assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's or its designee's rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries.  Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to do all other lawfully permitted acts to protect Inventions with the same legal force and effect as if executed by Employee.

(c)           Exception to Assignments.  Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Inventions made by him prior to his employment with the Company (as demonstrated by written evidence) which is not used with Employee's permission by the Company or any of its designees.  Employee also shall retain ownership of any Inventions made by him while employed by the Company if such Inventions are made without the use of any Company contractors, personnel, equipment, supplies, facilities or trade secret information and are developed entirely on his own time, and (i) do not relate (A) to the Business or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) do not result from any work performed by Employee for the Company or its customers.  Employee represents that Schedule B is a complete list of the inventions to which the exception provisions of this Section 11 apply as of the Effective Date.

12.           Failure of Employee to Comply With Covenants.

(a)           Cessation of Payments and Benefits.  If for any reason other than death, Employee shall, without written consent of the Company, fail to comply with the provisions of Section 9, 10 or 11, his rights to any future payments or other benefits hereunder shall terminate, and the Company’s obligations to make such payments and provide such benefits shall cease, but the cessation of such payments and benefits shall not limit the Company’s right to seek damages from Employee in relation to such breach.

(b)           Remedies.  Employee agrees that monetary damages would not be adequate compensation for any loss incurred by the Company by reason of a breach of the provisions of Sections 9, 10 and 11 of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.  Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, agreements and other provisions of Sections 9, 10 and 11 specifically performed by Employee, and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach of Section 9, 10 or 11.

13.           Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto and, upon effectiveness of this Agreement pursuant to Section 3(a) hereof, supersedes all prior agreements between the Company and Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided in this Agreement.

14.           Indemnification.  To the full extent permitted by the law and the Company’s by-laws and certificate of incorporation, Employee, his heirs, executors and administrators shall be indemnified by the Company against any cost or expense reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding by reason of such services to the Company or service at the request of the Company as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, and shall be advanced expenses, including attorneys’ fees, incurred in defending any such action, suit or proceeding.

15.           General Provisions.

(a)           Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of Employee and the Company and their respective permitted successors and assigns.

(b)           Resolution of Disputes.  Any disputes arising under or in connection with this Agreement may, at the election of Employee or the Company, be resolved by binding arbitration, to be held in Houston, Texas in accordance with the rules and procedures of the American Arbitration Association.  If arbitration is elected, Employee and the Company shall mutually select the arbitrator.  If Employee and the Company cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Costs of the arbitration, and all other costs, fees and expenses, including, without limitation, attorneys’ fees of each party, shall be assessed and awarded by the arbitrator in favor of the Party prevailing as to such dispute and against the other party.

16.           Successors and Assigns.

(a)           Assignment by the Company.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, unless clearly inapplicable, reference herein to the Company shall be deemed to include its successors and assigns.

(b)           Assignment by Employee.  Employee may not assign this Agreement in whole or in part.

17.           Modification and Waiver.

(a)           Amendment of Agreement.  Except for increases in compensation made as provided in Section 4(a), this Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

(b)           Waiver.  No term or condition of this Agreement shall be deemed to have waived, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18.           Third Party Beneficiary.  This Agreement shall be for the express benefit of (i) the Company, (ii) Employee, (iii) Employee’s heirs and executors, and (iv) Heartland Bridge Capital

19.           Headings.  The paragraph headings contained herein are for convenience only and shall not in any way affect the interpretations or enforceability of any provisions of this Agreement.

20.           Severability.  In the event any provision of this Agreement or any part hereof is held invalid, such invalidity shall not affect any remaining part of such provision or any other provision, and to this end, the provisions of this Agreement are intended to be and shall be deemed severable.  If any court construes any provision of this Agreement to be illegal, void or unenforceable because of the duration or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

21.           Withholding.  Employer may withhold from any amounts payable under this Agreement such taxes and governmentally required withholdings as may be required to be withheld pursuant to any applicable law or regulation.

22.           Notices.  Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Employee at:
_______________________
_______________________
_______________________

To the Company at:

I-Safe Imaging, L.P.
11500 Northwest Freeway, Suite 600
Houston, TX 77092

23.         Governing Law.  The parties hereto intend that this Agreement shall be governed by the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has signed this Agreement, all as of the day and year first above written.

iSafe Imaging, LP		Employee
a Texas limited partnership

/s/ Jay N. Silverman		/s/ Joseph W. Tischner
By:	Jay N. Silverman, President	Joseph W. Tischner
JS-AMIC, Inc. its General Partner